Exhibit 23.2

Ovintiv Inc.

370 – 17th Street, Suite 1700

Denver, Colorado

80202

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference to the Form S-3 Registration Statement of Ovintiv Inc. of our name and reports auditing a portion of Ovintiv Inc.’s petroleum and natural gas reserves as of December 31, 2022 (the “Reports”), and the information derived from our Reports, included in Ovintiv Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the United States Securities and Exchange Commission.

Yours truly,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Brian R. Hamm
Brian R. Hamm, P.Eng.
President & CEO

Calgary, Alberta

July 27, 2023

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary AB T2P 1G1        Tel: (403) 262-5506        www.mcdan.com